Mehdizadeh Employment Understanding

(i)       Salary. Consultant shall receive initial base annual salary Compensation in the amount of $ 25,000 ("Base Salary"), which shall increase each year in the amount of twelve and one half percent of the prior year’s Base Salary, or in greater amounts as may be approved by the Board of Directors.

(ii)      Payment. The Base Salary Compensation shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

Employee to enter into a comprehensive employment agreement during Q2 2013